Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

HOMOLOGY MEDICINES, INC.

Homology Medicines, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That the name of the corporation is Homology Medicines, Inc. The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on March 12, 2015.

SECOND: Article FIRST of the Corporation’s Restated Certificate of Incorporation (the “Restated Certificate”), is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is Q32 Bio Inc. (the “Corporation”).

THIRD: In accordance with the provisions of Section 141(f) and 242 of the DGCL the foregoing amendment to the Restated Certificate has been duly adopted and declared advisable by the Board of Directors of the Corporation.

FOURTH: This Certificate of Amendment is to become effective as of 4:07 p.m. Eastern Standard Time on March 25, 2024.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 25th day of March, 2024.

HOMOLOGY MEDICINES, INC.

By:	/s/ Jodie Morrison
Name:	Jodie Morrison
Title:	Chief Executive Officer